Exhibit 99.1

Media Contact:

Carol Ferrari

Salary.com

(781) 851-8796

press@salary.com

William C. Martin Appointed to the Salary.com™ Board of Directors

Entrepreneur and Institutional Investor Shares Salary.com’s Leadership Vision for On-Demand Human Resources (HR) Solutions

Needham, Mass. – June 23, 2009 – Salary.com, Inc. (NASDAQ:SLRY), a leading provider of on-demand compensation, payroll and talent management solutions, today announced the appointment of William C. Martin to the Board of Directors of the company.

“Our board members are very excited to be working with Bill, and we look forward to his contributions. His deep experience in content-driven, on-demand businesses and his success as a public and private market investor position Bill to add value to our growth story,” said Kent Plunkett, Chairman and CEO of Salary.com. “Bill has served as a director of Bankrate, Inc. (NASDAQ: RATE) since 2000, and has helped the company grow its business and create significant shareholder value. He shares Salary.com’s vision of on-demand HR software’s future, and is a large shareholder of the company.”

Mr. Martin is currently the Chairman and Chief Investment Officer of Raging Capital Management, LLC, a private investment partnership based in Princeton, NJ. He is also the co-founder and principal of Indie Research, LLC and InsiderScore, LLC, providers of proprietary investment research tools for individual and institutional investors. Mr. Martin also co-founded Raging Bull, an online financial media company.

Mr. Martin has served on a number of boards, including CallStreet, Inc. (acquired by FactSet, Inc.), FolderShare.com (acquired by Microsoft, Inc.), and the International Longevity Center, a not-for-profit organization that studies the impact of population aging on society.

“I am pleased to join the board of Salary.com” said William C. Martin. “I believe the company is uniquely positioned to succeed in the rapidly growing human resources on-demand software market. I look forward to working with the board and management to help drive that success.”

About Salary.com, Inc.

Salary.com is a leading provider of on-demand compensation, payroll, and talent management solutions helping businesses and individuals manage pay and performance. Salary.com’s highly configurable software applications, proprietary data and consulting services help HR and compensation professionals automate, streamline and optimize critical talent management processes including: payroll, benefits, HR administration, market pricing, compensation planning, performance management, competency management, learning and development, and succession planning. Built with compensation and competency data at the core, Salary.com solutions provide businesses of all sizes with the most productive and cost-effective way to manage and inspire their most important asset — their people. For more information, visit www.salary.com.

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